As Filed With the Securities and Exchange Commission
on December 1, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMUNITY FIRST, INC.
(Exact name of registrant as specified in its charter)

Tennessee	04-3687717
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

501 South James M. Campbell Boulevard
Columbia, Tennessee	38402
(Address of Principal Executive Offices)	(Zip Code)
Community First, Inc.
2005 Stock Incentive Plan
(Full title of the plan)
Marc R. Lively
501 South James M. Campbell Boulevard
Columbia, Tennessee 38402
(Name and address of agent for service)
(931) 380-2265
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

			Proposed	Amount of
			maximum	registration fee
Title of securities	Amount to be	Proposed maximum	aggregate
to be registered	registered	offering price per share (2)	offering price
Common Stock, no par value per share (1)	450,000 shares	$8.19	$3,685,500	$395

(1) Represents 450,000 shares reserved for issuance pursuant to Registrant’s 2005 Stock Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h)(l) under the Securities Act of 1933, as amended, and is based on the book value of the Registrant’s Common Stock as of October 31, 2005.

PART I
Information Required in the Section 10(a) Prospectus
          Community First, Inc. (the “Registrant”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
          The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
(1)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed by the Registrant on March 31, 2005, as amended by Form 10-KSB/A filed by the Registrant on May 13, 2005;
(2)	The Registrant’s Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2005 (filed by the Registrant on May 13, 2005), June 30, 2005 (filed by the Registrant on August 12, 2005) and September 30, 2005 (filed by the Registrant on November 14, 2005);
(3)	The Registrant’s Current Reports on Form 8-K filed on March 21, 2005, April 29, 2005, August 16, 2005 and September 15, 2005; and
(4)	The description of the Registrant’s Common Stock, no par value per share, contained in the Registrant’s Registration Statement on Form SB-2/A filed by the Registrant on December 19, 2003, as such description was updated in the Registrant’s Current Report on Form 8-K filed by the Registrant on April 29, 2005, and including all other amendments and reports filed for the purpose of updating such descriptions.
          All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
          Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus or the accompanying registration statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.

Item 6. Indemnification of Directors and Officers.
          Subsection (a) of Section 48-18-502 of the Tennessee Business Corporation Act provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if (i) such individual conducted himself or herself in good faith (ii) and such individual reasonably believed: (a) in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and (b) in all other cases, that such conduct was at least not opposed to the best interests of the corporation and (iii) in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 48-18-502 of the Tennessee Business Corporation Act provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director in which he was adjudged liable on the basis that personal benefit was improperly received by him. Pursuant to Section 48-18-505 of the Tennessee Business Corporation Act, unless a corporation’s charter provides otherwise, a director who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Such court may order the corporation to indemnify a director if such court determines that (i) the director is entitled to mandatory indemnification under Section 48-18-503 of the Tennessee Business Corporation Act (in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court ordered indemnification) or (ii) the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not such director met the standard of conduct set forth in Section 48-18-502 of the Tennessee Business Corporation Act or was adjudged liable as described in Section 48-18-502(d) of the Tennessee Business Corporation Act (but if the director was adjudged so liable such indemnification is limited to reasonable expenses incurred).
          Section 48-18-503 of the Tennessee Business Corporation Act provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, because he or she is or was a director of the corporation, the corporation shall, unless limited by its charter, indemnify the director against reasonable expenses incurred by the director in connection therewith.
          Section 48-18-507 of the Tennessee Business Corporation Act provides that, unless the corporation’s charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, to the same extent as a director, and may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors or contract. Section 48-18-507 of the Tennessee Business Corporation Act also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 48-18-503 and is entitled to apply for court ordered indemnification under Section 48-18-505, in each case to the same extent as a director.
          The Registrant’s Charter currently provides that the Registrant shall indemnify and advance expenses to its directors, officers, employees and agents, and may purchase and maintain insurance or furnish similar protection on behalf of its directors, officers, employees and agents, to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may be amended (but in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the corporation prior to such amendment) and in accordance with the duly approved bylaws of the corporation.

          The Registrant’s Bylaws indicate that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer and employee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant prior to such amendment) against all expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA fines, excise taxes or penalties and amounts paid into settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, except as to proceedings to enforce rights to indemnification, the Registrant shall indemnify only if such proceeding, or part thereof, was authorized by the board of the Registrant. The Registrant’s Bylaws further provide that the right to indemnification conferred in the Bylaws is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to any employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by and on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. Officers and directors of the Registrant are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from their status as directors or officers. The cost of such insurance is borne by the Registrant as permitted by the laws of the State of Tennessee.
Item 7. Exemption from Registration Claimed.
          None.
Item 8. Exhibits.

4.1	Amended & Restated Charter of Community First, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2005 (File No. 0-49966)).

4.2	Amended and Restated Bylaws of Community First, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 21, 2005 (File No. 0-49966)).

5.1	Opinion of Bass, Berry & Sims PLC

10.1	Community First, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 29, 2005 (File No. 0-49966))

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

24.1	Power of Attorney (included on page II-5)
Item 9. Undertakings.
A.	The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Tennessee, on this 30th day of November, 2005.

COMMUNITY FIRST, INC.

By:	/s/ Marc R. Lively

Marc R. Lively President and Chief Executive Officer
          KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Marc R. Lively and Dianne Scroggins, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc R. Lively Marc R. Lively	President and Chief Executive Officer (Principal Executive Officer)	November 30, 2005

/s/ Dianne Scroggins Dianne Scroggins	Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2005

/s/ Eslick Ewing Daniel, M.D. Eslick Ewing Daniel, M.D.	Chairman of the Board	November 30, 2005

Signature	Title	Date

/s/ Fred C. White Fred C. White	Director	November 30, 2005

/s/ Roger Witherow Roger Witherow	Director	November 30, 2005

/s/ Bernard Childress Bernard Childress	Director	November 30, 2005

/s/ Stephen Walker Stephen Walker	Director	November 30, 2005

/s/ Randy Maxwell Randy Maxwell	Director	November 30, 2005

/s/ H. Allen Pressnell, Jr. H. Allen Pressnell, Jr.	Director	November 30, 2005

/s/ Dinah C. Vire Dinah C. Vire	Director	November 30, 2005

/s/ Vasant Hari Vasant Hari	Director	November 30, 2005

EXHIBIT INDEX

4.1	Amended & Restated Charter of Community First, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2005 (File No. 0-49966)).

4.2	Amended and Restated Bylaws of Community First, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 21, 2005 (File No. 0-49966)).

5.1	Opinion of Bass, Berry & Sims PLC

10.1	Community First, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 29, 2005 (File No. 0-49966))

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

24.1	Power of Attorney (included on page II-5)